Exhibit 10.25
EMDEON INC.
RESTRICTED SHARE UNIT AWARD AGREEMENT
     THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into effective as of the       day of                     , 2010 (the “Grant Date”), between Emdeon Inc., a Delaware corporation, “Emdeon,” and together with its Affiliates and Subsidiaries, the “Company”), and                      (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Emdeon Inc. 2009 Equity Incentive Plan, as amended (the “Plan”).
     WHEREAS, the Company has adopted the Plan to provide for the grant of awards based on Class A common stock of Emdeon to employees, directors and consultants of the Company;
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Restricted Share Units
          (a) The Company hereby grants to the Grantee an award (the “Award”) of                      Restricted Share Units (the “RSUs”), each with respect to one Share, on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.
          (b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the restrictions shall lapse in accordance with Section 2 hereof.
     2. Terms; Restricted Period
          (a) Except as provided herein, the “Restricted Period” for the RSUs granted herein shall expire as set forth on Exhibit A hereto.
          (b) No dividend equivalents shall be paid or payable with respect to the RSUs covered by this Award. The Grantee shall not be entitled to voting rights with respect to the RSUs covered by this Award.
          (c) None of the RSUs may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such RSUs.
          (d) Except as otherwise determined by the Committee at or after the grant of the Award hereunder, any RSUs as to which the applicable “Restricted Period” has not expired shall be forfeited, and all rights of the Grantee to such Awards shall terminate, without further obligation on the part of the Company, unless the Grantee remains in the continuous employment of the Company for the entire Restricted Period.

          (e) Notwithstanding the foregoing provisions of this Section 2, if (i) there is a Change in Control and (ii) the Committee chooses not to accelerate the expiration of the Restricted Period as to all RSUs awarded hereunder (as to which such Restricted Period has not previously expired), then the Restricted Period shall automatically expire as to all RSUs awarded hereunder (as to which such Restricted Period has not previously expired) upon the earlier of:
(i)	the Grantee’s termination of employment with the Company, but only if such termination results from (y) the decision by the Company to terminate the Grantee’s employment other than for Cause or (z) the decision by the Grantee to terminate employment with the Company for Good Reason, or

(ii)	365 days following such Change in Control, but only if the Grantee then remains in employment with the Company.
          All references to the Company in this Section 2 shall include any Affiliate and any legal successor to the Company and its Affiliates.
     3. Termination of Restrictions. Settlement of an RSU shall be made as soon as administratively practicable following (but in all events within 30 days of, with the payment date determined by the Company in it’s sole discretion) the termination of the Restricted Period related to such RSU. Subject to the provisions of the Plan, any settlement of an RSU pursuant to this Award shall be made through the issuance to the Grantee (or to the executors or administrators of the Grantee’s estate, after the Company’s receipt of notification of the Grantee’s death, as the case may be) of a stock certificate or a notation in book-entry at the Company’s transfer agent for a number of Shares equal to the number of the RSUs to be settled.
     4. No Right to Continued Employment. This Agreement shall not be construed as giving the Grantee the right to be retained in the employ of, or in any other relation to, Emdeon or any of its Affiliates or Subsidiaries, and Emdeon (and its Affiliates and Subsidiaries) may at any time dismiss the Grantee from employment or other service, free from any liability or any claim under the Plan or this Award (but subject to the terms of the Grantee’s Employment Agreement, if any as in effect from time to time).
     5. Adjustments. The Committee shall make adjustments in the terms and conditions of this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award.
     6. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award and the Restricted Period, prospectively or retroactively; provided that except as otherwise provided in the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee with respect to the Award shall not to that extent be effective without the consent of the Grantee.

     7. Withholding of Taxes. Upon the lapse of the Restricted Period and the issuance of Shares with respect to any portion of this Award, the Company shall satisfy any applicable withholding obligations or withholding taxes as set forth by Internal Revenue Service (or applicable state law) guidelines for the Employer’s minimum statutory withholding with respect to the Grantee (the “Withholding Taxes”) and issue Shares to the Grantee without restriction. As a condition to the issuance of Shares upon the settlement of the RSUs hereunder, the Company may require the Grantee to pay to the Company, and the Company shall have the right and is hereby authorized to withhold from any payments hereunder or from any compensation or other amount owing to the Grantee, an amount of cash necessary for the Company to satisfy any Withholding Taxes in respect of this Award. In the sole and absolute discretion of the Committee, the Company may satisfy the required Withholding Taxes by withholding from the Shares otherwise issuable pursuant to the settlement of the Award that number of whole Shares necessary to satisfy the Withholding Taxes with respect to such Shares based on the Fair Market Value of the Shares as of the date the Restricted Period ends.
     8. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Award are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall govern.
     9. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.
     10. Notices. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Emdeon Inc.
3055 Lebanon Pike, Suite 1000
Nashville, Tennessee 37214
Attn: Corporate Secretary

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.
     11. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.
     12. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.
     13. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.
     14. Covenants. As further consideration for the grant of RSUs pursuant to this Agreement, the Grantee acknowledges and agrees to those certain covenants set forth in the Trade Secret and Proprietary Information Covenants Agreement (the “TSPI Agreement”) executed on or about the date hereof. The covenants in the TSPI Agreement do not supersede or replace any other confidentiality, non-competition or non-solicitation agreement entered into between the Grantee and Emdeon (or any of its Affiliates or Subsidiaries) to the extent that such confidentiality, non-competition and/or non-solicitation agreement is more protective of the business of the Company.
     15. Section 409A.
          (a) For the avoidance of doubt, the RSUs granted under this Agreement are intended to be exempt from or otherwise comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Grantee by Code Section 409A or damages for failing to comply with Code Section 409A.
          (b) Notwithstanding any other payment schedule provided herein to the contrary, if the Grantee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any payment due under this Agreement that is considered “deferred compensation” under Section 409A of the Code payable on account of a Grantee’s “separation from service” shall not be made until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Grantee, and (B) the date of Grantee’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 15(b) shall be paid to the Grantee in a lump sum in accordance with the Agreement.
          (c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Code Section 409A (and, more specifically, Treasury Regulation 1.409A-1(h)) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

     IN WITNESS WHEREOF, the parties have caused this Restricted Share Unit Award Agreement to be duly executed effective as of the day and year first above written.

EMDEON INC.
By:
Name:
Title:

GRANTEE:

Exhibit A
Expiration of Restricted Period
Subject to the terms of this Agreement and the Plan, the Restricted Period of the RSUs will expire in accordance with the following schedule: